Exhibit 99.1

                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                         Contacts:  John J. Steele
---------------------           Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036

                                               Robert E. Synowicki, Jr.
                                           Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3350




  WERNER ENTERPRISES REPORTS GROWTH IN FIRST QUARTER 2010 REVENUES AND
                                EARNINGS

Omaha, Nebraska, April 19, 2010:
-------------------------------
     Werner Enterprises, Inc. (NASDAQ:WERN), one of the nation's largest transportation and logistics companies, reported revenues and earnings for the first quarter ended March 31, 2010.

     Revenues increased 8% to $425.1 million in first quarter 2010 compared to $394.5 million in first quarter 2009. Trucking revenues, excluding fuel surcharges, decreased 1% to $303.7 million in first quarter 2010 compared to $308.0 million in first quarter 2009. Value Added Services ("VAS") revenues increased 29% to $61.4 million in first quarter 2010 compared to $47.5 million in first quarter 2009. Earnings per diluted share increased 56% to 15 cents per share in first quarter 2010 compared to 10 cents per share in first quarter 2009.

     In first quarter 2010, our daily pre-books (ratio of loads to trucks) in our one-way truckload fleets were significantly better than first quarter 2009, which was one of the weakest freight quarters in the last twenty years. Our daily number of accepted loads in first quarter 2010 was also better than first quarter 2009, 2008 and 2007 and trended similar to first quarter 2006. As a result of improved load counts, pricing for our spot market business in one-way truckload (a small percentage of our total revenue base) improved significantly during first quarter 2010. Pricing for the much larger book of contractual business remains competitive but is clearly beginning to improve. We are in the early stages of upgrading our freight mix and are becoming more selective with our freight choices. We intend to keep our fleet size constant at approximately 7,300 trucks for the foreseeable future and focus on improving our returns on assets and invested capital with the goal of raising our revenue per mile and equipment utilization, while also maintaining the cost improvements we achieved over the past year.

     We believe that more of the recent improvement in the freight market can be attributed to decreasing supply than rising demand. We have observed an increase in the size and quantity of carrier failures in recent months. Gradually improving demand is also helping, and we anticipate that steady improvement will continue as we progress throughout 2010.

     We managed through some near term cost challenges in first quarter 2010. The extreme weather conditions that occurred during January and February 2010 negatively impacted our miles per truck, increased our maintenance costs, and lowered our miles per gallon ("mpg") due to increased engine idling. In addition, the significant year-over-year increase in the price of fuel negatively impacted results. Increased unemployment taxes resulting from states raising their unemployment tax rates reduced earnings by one cent per share in first quarter 2010 compared to first quarter 2009.

     Werner continues to diversify its business model with the goal of a balanced portfolio of One-Way Truckload (which includes the Regional, medium-to-long-haul Van and Expedited fleets), Dedicated and Logistics. The Company's specialized services division, primarily Dedicated, grew 150 trucks during the quarter to 3,450 trucks as a result of new customer business awards.

     Diesel fuel prices were 72 cents a gallon higher in first quarter 2010 than in first quarter 2009, and were 8 cents per gallon higher than fourth quarter 2009. For the first 19 days of April, the average diesel fuel price per gallon was 84 cents higher than the average diesel fuel price per gallon in the same period of 2009 and 71 cents higher than in second quarter 2009.

     The Company's fuel management programs continued to yield positive results, despite challenging winter weather conditions for part of the quarter. Due strictly to mpg improvements from our fuel management programs, Werner purchased 0.9 million fewer gallons of diesel fuel in first quarter 2010 compared to first quarter 2009. This fuel savings alone reduced the Company's carbon emissions in first quarter 2010 compared to first quarter 2009 by over 10,000 tons. First quarter 2010 marked the twelfth consecutive quarter of fuel mpg improvement on a year-over-year basis.

     In mid-2009, the Company intensified its focus and investment in its safety program, which continued to yield improved insurance and claims results. Cost per mile declined 21% to 8.0 cents in first quarter 2010 compared to 10.1 cents in first quarter 2009. The Company experienced both a lower frequency and severity of claims and improved loss development on older claims in first quarter 2010 compared to first quarter 2009.

     The Company realized gains on sales of assets of $1.1 million in first quarter 2010 compared to $0.7 million in first quarter 2009 and $1.3 million in fourth quarter 2009, primarily from trucks and trailers sold by Werner's wholly-owned subsidiary, Fleet Truck Sales. Buyer demand for used trucks remains low, but we believe the market has stabilized. Gains on sales are reflected as a reduction of Other Operating Expenses in the Company's income statement.

     To provide shippers with additional sources of managed capacity and network analysis, Werner continues to develop its non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (international).


Value Added Services (amounts in 000's)        1Q10              1Q09
---------------------------------------   ---------------   ---------------
Revenues                                  $61,400  100.0%   $47,473  100.0%
Rent and purchased transportation expense  51,949   84.6     39,438   83.1
                                          -------           -------
Gross margin                                9,451   15.4      8,035   16.9
Other operating expenses                    6,367   10.4      6,302   13.3
                                          -------           -------
Operating income                           $3,084    5.0     $1,733    3.6
                                          =======           =======


     The following table shows the change in shipment volume and average revenue (excluding logistics fee revenue) per shipment for all VAS shipments.


                                      1Q10       1Q09     Difference   % Change
                                    --------   --------   ----------   --------
Total VAS shipments                   66,825     54,515       12,310        23%
Less: Non-committed shipments to
  Truckload segment                  (26,311)   (19,637)      (6,674)       34%
                                    --------   --------   ----------
Net VAS shipments                     40,514     34,878        5,636        16%
                                    ========   ========   ==========

Average revenue per shipment          $1,309     $1,279          $30         2%
                                    ========   ========   ==========

     In first quarter 2010, VAS revenues increased 29%, gross margin dollars increased 18% and operating income increased 78% compared to first quarter 2009. Brokerage revenues in first quarter 2010 increased 28% compared to first quarter 2009 due to an increased volume of shipments, while gross margin dollars grew at a lower percentage rate due to the higher cost of carrier capacity. Brokerage operating income in first quarter 2010 increased 48% compared to first quarter 2009 due to increased productivity in the brokerage network. Intermodal revenues increased, gross margin percentage did not change, and operating results improved. Werner Global Logistics revenues and operating income increased significantly during first quarter 2010 compared to first quarter 2009 while the gross margin percentage decreased slightly. The higher revenues and operating income are due to an increase in the volume of international shipments related to a specific international project.

     Comparisons  of  the  operating  ratios  (net  of  fuel   surcharge
revenues) for the Truckload segment and VAS segment for first quarters 2010 and 2009 are shown below.


Operating Ratios                      1Q10     1Q09    Difference
----------------                    -------  -------   ----------
Truckload Transportation Services    95.2%    97.1%      (1.9)%
Value Added Services                 95.0     96.4       (1.4)


     Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for first quarter 2010 and first quarter 2009 are 96.0% and 97.4%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

     During 2010, Werner Enterprises was pleased to receive two recognition awards. First, Werner Enterprises was named by Fortune as one of the World's Most Admired Companies. The ranking was based on results from a survey that rated companies in nine key areas: innovation, people management, use of corporate assets, social responsibility, quality of management, financial soundness, long-term investment, quality of product/services and global competitiveness. Second, Werner Enterprises was named by Forbes to the list of 100 Most Trustworthy Companies, ranking second in the mid-cap category. Werner was chosen for demonstrating transparent and conservative accounting practices and solid corporate governance and management, as ranked by Audit Integrity, an independent financial analytics company. We recognize and appreciate our employees for helping us earn these prestigious awards.

     The Company's financial position remains strong. The Company ended the quarter with no debt and $73.1 million of cash.


                                                    INCOME STATEMENT DATA
                                                         (Unaudited)
                                             (In thousands, except per share amounts)

                                         Quarter       % of        Quarter       % of
                                          Ended      Operating      Ended      Operating
                                         3/31/10     Revenues      3/31/09     Revenues
                                       -----------  -----------  -----------  -----------
Operating revenues                        $425,075        100.0     $394,508        100.0
                                       -----------  -----------  -----------  -----------
Operating expenses:
   Salaries, wages and benefits            128,334         30.2      134,186         34.0
   Fuel                                     73,881         17.4       51,610         13.1
   Supplies and maintenance                 37,676          8.9       37,897          9.6
   Taxes and licenses                       23,457          5.5       24,395          6.2
   Insurance and claims                     16,838          3.9       21,665          5.5
   Depreciation                             38,285          9.0       40,094         10.1
   Rent and purchased transportation        84,685         19.9       68,593         17.4
   Communications and utilities              3,749          0.9        4,402          1.1
   Other                                       (94)        (0.0)         410          0.1
                                       -----------  -----------  -----------  -----------
      Total operating expenses             406,811         95.7      383,252         97.1
                                       -----------  -----------  -----------  -----------
Operating income                            18,264          4.3       11,256          2.9
                                       -----------  -----------  -----------  -----------

Other expense (income):
   Interest expense                              9          0.0           76          0.0
   Interest income                            (337)        (0.1)        (489)        (0.1)
   Other                                       (11)        (0.0)        (272)        (0.0)
                                       -----------  -----------  -----------  -----------
      Total other expense (income)            (339)        (0.1)        (685)        (0.1)
                                       -----------  -----------  -----------  -----------

Income before income taxes                  18,603          4.4       11,941          3.0
Income taxes                                 7,767          1.9        5,045          1.3
                                       -----------  -----------  -----------  -----------
Net income                                 $10,836          2.5       $6,896          1.7
                                       ===========  ===========  ===========  ===========

Diluted shares outstanding                  72,545                    71,944
                                       ===========               ===========
Diluted earnings per share                    $.15                      $.10
                                       ===========               ===========


                                                           OPERATING STATISTICS
                                                   Quarter Ended          Quarter Ended
                                                      3/31/10    % Change    3/31/09
                                                   ------------- -------- -------------
Trucking revenues, net of fuel surcharge (1)            $303,668    -1.4%      $307,976
Trucking fuel surcharge revenues (1)                      55,059    58.9%        34,653
Non-trucking revenues, including VAS (1)                  63,188    29.8%        48,669
Other operating revenues (1)                               3,160    -1.6%         3,210
                                                   -------------          -------------
     Operating revenues (1)                             $425,075     7.7%      $394,508
                                                   =============          =============

Average monthly miles per tractor                          9,769     2.3%         9,550
Average revenues per total mile (2)                       $1.437    -0.1%        $1.438
Average revenues per loaded mile (2)                      $1.629    -2.0%        $1.662
Average percentage of empty miles                          11.80%  -12.6%         13.50%
Average trip length in miles (loaded)                        456    -2.8%           469
Total miles (loaded and empty) (1)                       211,315    -1.3%       214,170
Average tractors in service                                7,211    -3.5%         7,475
Average revenues per tractor per week (2)                 $3,239     2.2%        $3,169
Capital expenditures, net (1)                            $10,874                $43,592
Cash flow from operations (1)                            $64,962                $76,605
Return on assets (annualized)                                3.7%                   2.2%
Total tractors (at quarter end)
     Company                                               6,575                  6,675
     Independent contractor                                  675                    700
                                                   -------------          -------------
          Total tractors                                   7,250                  7,375

Total trailers (truck and intermodal, quarter end)        23,730                 24,885


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                      BALANCE SHEET DATA
                                             (In thousands, except share amounts)

                                                    3/31/10        12/31/09
                                                 -------------   -------------
                                                  (Unaudited)

ASSETS
Current assets:

   Cash and cash equivalents                           $73,059         $18,430
   Accounts receivable, trade, less allowance
      of $9,330 and $9,167, respectively               184,102         180,740
   Other receivables                                    22,668          10,366
   Inventories and supplies                             12,832          12,725
   Prepaid taxes, licenses and permits                  11,319          14,628
   Current deferred income taxes                        24,869          24,808
   Other current assets                                 22,906          22,807
                                                 -------------   -------------
      Total current assets                             351,755         284,504
                                                 -------------   -------------

Property and equipment                               1,542,422       1,580,711
Less - accumulated depreciation                        707,946         708,809
                                                 -------------   -------------
      Property and equipment, net                      834,476         871,902
                                                 -------------   -------------

Other non-current assets                                16,585          16,603
                                                 -------------   -------------

                                                    $1,202,816      $1,173,009
                                                 =============   =============


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                    $51,813         $47,056
   Insurance and claims accruals                        66,502          65,667
   Accrued payroll                                      24,602          17,567
   Income taxes payable                                 11,912               -
   Other current liabilities                            18,192          16,451
                                                 -------------   -------------
      Total current liabilities                        173,021         146,741
                                                 -------------   -------------

Other long-term liabilities                              9,053           8,760

Insurance and claims accruals,
   net of current portion                              114,500         113,500

Deferred income taxes                                  190,137         199,358

Stockholders' equity:
   Common stock, $.01 par value, 200,000,000
      shares authorized; 80,533,536 shares
      issued; 72,073,121 and 71,896,512 shares
      outstanding, respectively                            805             805
   Paid-in capital                                      92,222          92,389
   Retained earnings                                   786,123         778,890
   Accumulated other comprehensive loss                 (4,378)         (5,556)
   Treasury stock, at cost; 8,460,415 and
      8,637,024 shares, respectively                  (158,667)       (161,878)
                                                 -------------   -------------
      Total stockholders' equity                       716,105         704,650
                                                 -------------   -------------
                                                    $1,202,816      $1,173,009
                                                 =============   =============


     Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated, medium-to-long-haul, regional and local van capacity, expedited, temperature-controlled and flatbed services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner, through its subsidiary companies, is a licensed U.S. NVOCC, U.S. Customs Broker, Class A Freight Forwarder in China, licensed China NVOCC, TSA-approved Indirect Air Carrier, and IATA Accredited Cargo Agent.

     Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the Company's website at www.werner.com.

     Note: This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2009. For those reasons, undue reliance should not be placed on any such forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S.
Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.